APPENDIX A

Fund	Advisory Fee	Approval Date*
North Square Spectrum Alpha Fund	0.20%	10/27/2021
North Square Advisory Research Small Cap Growth Fund	0.70%	10/27/2021
North Square Preferred and Income Securities Fund	0.75%	10/27/2021
North Square Dynamic Small Cap Fund	0.90%	9/27/2018
North Square Multi Strategy Fund	Affiliated Investments** 0.00% All Other Investments 0.50%	9/27/2018
North Square Strategic Income Fund	0.70%	12/17/2019
North Square Advisory Research Small Cap Value Fund	0.70%	10/27/2021
North Square Altrinsic International Equity Fund	0.80%	8/6/2020
North Square McKee Bond Fund	0.24%	8/6/2020
North Square Tactical Growth Fund	First $150 million 1.25% Over $150 million up to $500 million 1.00% Thereafter 0.85%	12/16/2020
North Square Tactical Defensive Fund	First $150 million 1.25% Over $150 million up to $500 million 1.00% Thereafter 0.85%	12/16/2020
North Square Trilogy Alternative Return Fund	First $150 million 1.25% Over $150 million up to $500 million 1.00% Thereafter 0.85%	12/16/2020

* Approval Date represents date of Board approval for each listed Fund and also is the effective date of the Advisory Agreement for each Fund except the North Square Spectrum Alpha Fund, North Square Advisory Research Small Cap Growth Fund, North Square Preferred and Income Securities Fund and North Square Advisory Research Small Cap Value Fund. The effective date of the Advisory Agreement for the North Square Spectrum Alpha Fund, North Square Advisory Research Small Cap Growth Fund, North Square Preferred and Income Securities Fund and North Square Advisory Research Small Cap Value Fund is 1/11/22.
** “Affiliated Investments” are defined as investments in other series of North Square Investments Trust for which North Square Investments, LLC serves as investment adviser.